April 30, 2009

Baird Funds, Inc.
777 East Wisconsin Avenue
Milwaukee, Wisconsin 53202

Ladies and Gentlemen:

We consent to the incorporation by reference in this Registration Statement of our opinion for the Baird MidCap Fund dated December 28, 2000, our opinion for the Baird Horizon Growth Fund (n/k/a Baird LargeCap Fund), Baird Intermediate Bond Fund, Baird Core Bond Fund (n/k/a Baird Core Plus Bond Fund), Baird Aggregate Bond Fund, Baird Short-Term Bond Fund and Baird Intermediate Municipal Bond Fund dated September 14, 2000 and our opinion for the Riverfront Long-Term Growth Fund dated August 13, 2008.  In giving this consent, however, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act of 1933, as amended, or within the category of persons whose consent is required by Section 7 of said Act.

Very truly yours,

/s/ Godfrey & Kahn, S.C.

GODFREY & KAHN, S.C.

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Offices in Milwaukee, Madison, Waukesha, Green Bay and Appleton, WI; Washington, DC; and Shanghai, PRC
Godfrey & Kahn is a member of Terralex®, a worldwide network of independent law firms.